Exhibit 99.1

Natural Grocers by Vitamin Cottage, Inc. Announces Election

of New Member of Board of Directors

LAKEWOOD, Colo., October 22, 2012— Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) announced today that Richard Halle was elected to be an independent member of the Board of Directors on October 17, 2012.  As a Class I director, Mr. Halle will hold that position until the annual meeting of stockholders in 2013. Mr. Halle is an additional, not replacement, member of the Board of Directors.  The total number of members of the Board of Directors now is six.

Mr. Halle also was elected on that same date to replace Heather Isely as a member of the Audit Committee. Ms. Isely remains a member of the Board of Directors and chairperson of the Compensation Committee.

Currently, Mr. Halle is Chief Financial Officer of The Berry Company, LLC in Englewood, Colorado. He has more than 20 years of diverse experience in financial management with operating and services companies.

“Mr. Halle brings extensive financial and operational experience to the Board of Directors, and his participation is expected to add value and insight as the company continues to evaluate expansion and growth opportunities,” said Kemper Isely, Chairman and Co-President.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment.  The company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The company, founded in 1955, now has 59 stores in 12 states.

Forward-Looking Statements

Statements in, or referenced by, this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our S-1 registration statement, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

Contacts

Claire Mylott at Leap Public Relations, Claire@LeapPR.com 303.455.0933

Merredith Branscombe at Leap Public Relations, Merredith@LeapPR.com 720.235.7363

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